Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October  9, 2008.

Prospectus Supplement to the Prospectus dated July 16, 2008 and the Prospectus Supplement dated July  16, 2008 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ Currency-Linked Notes due (Linked to a Basket of Exchange Rates)

Your notes will not pay interest. The amount that your notes will pay on the stated maturity date (which will be set on the trade date and is expected to be 24 months after the original issue date, unless postponed) will be based on the performance of a basket of four equally-weighted foreign currencies versus the U.S. Dollar (USD) during the period from but excluding the trade date through the determination date (which will be set on the trade date and is expected to be ten currency business days prior to the stated maturity date, unless adjusted). As more fully described below, the return on your notes is not based on the performance of the basket on a one-to-one basis. At stated maturity, you will receive only the $1,000 face amount of your notes unless the basket return (which will be calculated on the determination date) is positive.

The currencies that comprise the basket, which we refer to as the basket currencies, are the Eurozone Euro (EUR), the British Pound (GBP), the Japanese Yen (JPY) and the Canadian Dollar (CAD).

Your payment at stated maturity will be based on the basket return, which we will calculate as follows: First, we will subtract the final basket level from the initial basket level. Then, we will divide the result by the initial basket level and express the resulting fraction as a percentage. The final basket level will be calculated on the determination date and will equal the sum of the products of the final exchange rate for each basket currency on the determination date times the multiplier for such basket currency as described herein. The initial basket level will be set at 100 on the trade date. The multiplier for each basket currency will be set on the trade date and will be equal to the initial basket level times .250 divided by the initial exchange rate for such basket currency on the trade date.

The basket return may reflect a negative (based on any net depreciation of the USD versus the basket currencies over the life of the notes) or a positive (based on any net appreciation of the USD versus the basket currencies over the life of the notes) return. The payment amount for each of your notes will then be calculated as follows:

•	If the basket return is zero or negative, you will receive only the $1,000 face amount.

•

If the basket return is positive, you will receive (i) the $1,000 face amount times (ii) the sum of (1) 100% and (2) the product of the basket return times the participation rate (which will be set on the trade date and is expected to be between 1.5 and 2.5).

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-15.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-9 so that you may better understand those risks.

Original issue date (settlement date):

Original issue price:     % of the face amount

Underwriting discount:     % of the face amount

Net proceeds to the issuer:     % of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement but prior to the settlement date, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated             , 2008

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-15. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 16, 2008, as supplemented by the accompanying prospectus supplement, dated July 16, 2008, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Face amount: each note will have a face amount equal to $1,000, or integral multiples of $1,000 in excess thereof; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Basket Currencies: the Eurozone Euro (EUR), the British Pound (GBP), the Japanese Yen (JPY) and the Canadian Dollar (CAD)

Payment amount: on the stated maturity date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to:

•	If the basket return is zero or negative, then the $1,000 face amount only;

•	If the basket return is positive, you will receive (i) the $1,000 face amount times (ii) the sum of (1) 100% and (2) the product of the basket return times the participation rate

Participation rate (to be determined on the trade date): expected to be between 1.5 and 2.5

Exchange rates: the exchange rate for each basket currency, expressed as the amount of U.S. Dollars (USD) per one unit of such basket currency

Initial exchange rates (to be determined on the trade date): the initial exchange rates with respect to each basket currency, expressed as the amount of USD per one unit of such basket currency, are as set forth in the table below:

Exchange Rate	Initial Exchange Rate
USD/EUR
USD/GBP
USD/JPY
USD/CAD

Final exchange rates: with respect to each basket currency, the final exchange rate (expressed as the amount of USD per one unit of such basket currency) will be determined on the determination date by reference to the London mid-market rate published by WM Company and displayed on the relevant Reuters page at 4:00 p.m. London time for such basket currency (or any successor or replacement service or page), as determined by the calculation agent, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Non-Currency Business Day” on page S-17

Initial basket level: the initial basket level will be set at 100 on the trade date

Final basket level: the final basket level will equal the sum of the products of the final exchange rate for each basket currency times the multiplier for such basket currency. The final basket level will be determined by the calculation agent on the determination date, subject to the circumstances described under “Specific Terms of Your Notes — Consequences of a Non-Currency Business Day” on page S-17 and “— Market Disruption Event” on page S-20

Multipliers (to be determined on the trade date): the multiplier for each basket currency will equal the quotient of (1) the product of the initial basket level times the basket weighting for such basket currency divided by (2) the initial exchange rate for such basket currency; the multipliers are set forth in the table below:

Exchange Rate	Multiplier
USD/EUR
USD/GBP
USD/JPY
USD/CAD

Basket weightings: the exchange rates are equally weighted, as set forth in the table below:

Exchange Rate	Weighting in Basket
USD/EUR	25%
USD/GBP	25%
USD/JPY	25%
USD/CAD	25%

100.0%

Basket return: the result of (1) the initial basket level minus the final basket level divided by (2) the initial basket level, expressed as a percentage

Trade date:

Settlement date (original issue date): expected to be the fifth scheduled settlement business day after the trade date

Settlement business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Settlement Business Day” on page S-19

Stated maturity date (to be determined on the trade date): expected to be 24 months after the settlement date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-17

Determination date (to be determined on the trade date): expected to be ten currency business days prior to the originally scheduled maturity date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-17 and “— Consequences of a Non-Currency Business Day” on page S-17

Currency business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Currency Business Day” on page S-18

Market Disruption Event: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Market Disruption Event” on page S-20

Scheduled Holiday: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Unscheduled and Scheduled Holiday” on page S-19

Unscheduled Holiday: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Unscheduled and Scheduled Holiday” on page S-19

Interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

CUSIP no.:

ISIN no.:

Q&A

Which Key Terms Have Not Yet Been Set?

We have not yet set some key terms, and we will not set those terms until the trade date. These include:

•	the stated maturity date;

•	the determination date;

•	the participation rate;

•	the initial exchange rates; and

•	the multiplier for each basket currency.

Each of these terms could significantly affect the amount you will receive on the stated maturity date.

Who should or should not consider an investment in the notes?

We have designed the notes for investors who want to protect 100% of their investment during the life of the notes by receiving on the stated maturity date at least 100% of the outstanding face amount of their notes, while also having an opportunity to benefit from the potential decrease in the basket level over the life of your notes (i.e., a net depreciation of the basket currencies relative to the USD). If the payment amount on your notes on the stated maturity date equals the face amount or even if the payment amount exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings that pay regular interest payments at prevailing market rates. For more details, see “Additional Risk Factors Specific To Your Notes — Your Notes Will Not Bear Interest” on page S-9.

Will I receive periodic interest payments?

No. Your notes will not bear interest and no other payments will be made on your notes until the stated maturity date. See “Additional Risk Factors Specific To Your Notes — Your Notes Will Not Bear Interest” on page S-9.

What will I receive if I sell the notes prior to the stated maturity?

If you sell your notes prior to the stated maturity date, you will receive the market price for your notes at the time of sale. The market price for your notes may be influenced by many factors, such as foreign currency exchange rates, interest rates, time remaining until maturity and the volatility of the basket or the current basket level. Depending on the impact of these factors, you may receive significantly less than the outstanding face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific To Your Notes — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Notes On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Expected to and the Price You May Receive for Your Notes May Be Significantly Less Than the Original Issue Price” on page S-9 and “— The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” on page S-11.

What does an increase or decrease in an exchange rate mean with respect to the notes?

The basket is comprised of four equally weighted exchange rates. An increase in an exchange rate for a given day indicates a strengthening of the relevant basket currency against the USD, which will have a negative effect on the basket return and thus the payment amount on your notes, while a decrease in an exchange rate indicates a relative weakening of that basket currency against the USD, which will have a positive effect on the basket return and thus the payment amount on your notes.

For further information, please see “The Basket Currencies” on page S-22.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the payment amount, assuming all other variables remain constant. No one can predict what the market value of the basket currencies will be on the determination date. The basket currencies have been highly volatile — meaning that the exchange rates have changed substantially in relatively short periods — in the past and their performance cannot be predicted for the future. The final basket level can appreciate or depreciate due to changes in any of the exchange rates.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket currencies.

The information in the table and chart reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Date of this Prospectus Supplement (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Expected to and the Price You May Receive for Your Notes May Be Significantly Less Than the Original Issue Price” on page S-9 and “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-11. The information in the table also reflects the key terms and assumptions in the box below.

For these reasons, the actual performance of the exchange rates over the life of the offered notes, as well as the payment amount at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the exchange rates shown elsewhere in this prospectus supplement. For information about the exchange rates during recent periods, see “The Basket Currencies — Historical Exchange Rates” on page S-23. Before investing in the offered notes, you should consult publicly available information to determine the exchange rates between the date of this prospectus supplement and the date of your purchase of the offered notes.

Example: Key Terms and Assumptions

Face amount per note	$1,000

Initial basket level	100

Participation rate	1.5

No market disruption event occurs

No change in or affecting the composition of the basket

No change in the relative weighting of the basket currencies

For the examples, we have assumed for the following table and chart that the exchange rates on the determination date will be the same as they are on the stated maturity date, that there is no change in the relative weighting of any exchange rate, and that no market disruption event occurs with respect to any exchange rate. The table and chart below further assume a participation rate of 1.5.

The example below is based on a range of basket levels that are entirely hypothetical; no one can predict what the final basket level will be on the determination date. Also, the example below does not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket currencies.

The levels in the left column of the following table represent hypothetical basket returns. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

The final basket level will be determined based on the performance of each of the exchange rates, calculated as the sum of the products of the final exchange rate for each basket currency times the multiplier for such basket currency.

At maturity, if the basket return is positive the holder of the notes will receive (i) the face amount of the notes times (ii) the sum of (1) 100% and (2) the product of the basket return times the participation rate. Even if the basket return is zero or negative, the holder will not lose any of the initial investment in the notes if the notes are bought upon issuance and held until the stated maturity date.

Example 1

Hypothetical Basket Return	Hypothetical Payment Amount as Percentage of Face Amount
50.00%	175.00%
30.00%	145.00%
20.00%	130.00%
15.00%	122.50%
10.00%	115.00%
5.00%	107.50%
0.00%	100.00%
-5.00%	100.00%
-10.00%	100.00%
-15.00%	100.00%
-20.00%	100.00%
-30.00%	100.00%
-50.00%	100.00%

If, for example, the basket return were determined to be 10% and assuming a participation rate of 1.5, the payment amount that we would deliver to you at maturity would be 115% of the face amount of your notes.

The following chart shows a graphical illustration of the hypothetical final payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to the holder of the notes on the stated maturity date, if the basket return were any of the hypothetical levels shown on the horizontal axis.

We cannot predict the actual final basket level or what the market value of your notes will be on any given currency business day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the total rate of return on the offered notes will depend on the actual initial exchange rates, participation rate and multipliers that we will set on the trade date and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated July 16, 2008. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket currencies. You should carefully consider whether the offered notes are suited to your particular circumstances.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is Expected to and the Price You May Receive for Your Notes May Be Significantly Less Than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. The quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” below.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the principal of your notes.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Payment Amount on the Notes at Maturity May Not Be More than the Face Amount of the Notes

The payment amount on your notes on the stated maturity date will be based on the final basket level as determined on the determination date. At maturity, if the basket return is zero or negative, you will receive only the 100% face amount of your notes you hold at maturity.

The Return on Your Notes Will Depend on Changes in the Exchange Rates of the Basket Currencies and is Subject to Foreign Currency Exchange Risk

Any amount that we pay on the maturity date on the outstanding face amount of your notes will be based upon the difference between the final basket level and the initial basket level.

Fluctuations in the exchange rates for the basket currencies relative to the USD will affect the market price of your notes, the basket level and the amount payable at maturity.

The exchange rates for the basket currencies relative to the USD are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or area of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the relevant foreign country and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to the international trade and finance.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Intervention in the Foreign Currency Exchange Markets by the Countries Issuing the Basket Currencies Could Materially and Adversely Affect the Value of Your Notes

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Often, currency developments impact foreign currency exchange rates in ways that cannot be predicted.

Governments may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the offered notes is that their liquidity, trading value and payment amount could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.

There will be no offsetting adjustment or change made during the life of your notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies, the USD, or any other currency.

A strengthening in the exchange rate of any of the basket currencies relative to the USD may have a material adverse effect on the value of your notes and the return on an investment in your notes.

Even Though Currencies Trade Around-The-Clock, Your Notes Will Not

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the payment amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.

Suspensions or Disruptions of Market Trading in One or More Basket Currencies May Adversely Affect the Value of Your Notes

The foreign currency exchange markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the foreign currency exchange rates and, therefore, the value of your notes.

An Increase in One Exchange Rate May Offset Decreases in Other Exchange Rates

The basket is comprised of exchange rates which are equally weighted. Increases in one exchange rate, indicating a strengthening of the relevant basket currency against the USD, may offset decreases in the other exchange rates, indicating a weakening of the relevant basket currencies against the USD. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

The following factors, many of which are beyond our control, will influence the value of your notes:

•	the volatility — i.e., the frequency and magnitude of changes — of the exchange rates of the basket currencies;

•	the level of the basket;

•

economic, financial, regulatory, political, military and other events that affect currency markets generally, and which may affect the basket currency levels (for more detailed description of this factor, see “— The Return on Your Notes Will Depend on Changes in the Basket Currencies and Is Subject to Foreign Currency Exchange Risk” above);

•	interest rates, in particular with respect to the markets relating to the basket currencies and the USD;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket currencies relative to the USD based on their historical performance.

The Payment Amount on Your Notes Will Not Be Affected by the Basket Level on Any Date Other Than the Determination Date

The payment amount that will be paid on your notes at maturity will be determined based on the final basket level on the determination date. Although the actual basket level on the stated maturity date or at other times during the life of your notes may be lower than the final basket level, you will not benefit from the basket level at any time other than on the determination date.

The Calculation Agent Can Adjust the Determination Date if a Scheduled Holiday, Market Disruption Event, or Unscheduled Holiday Occurs

If the calculation agent determines that the determination date with respect to any exchange rate is not a currency business day because of a scheduled holiday, then the determination date for such exchange rate will be the immediately preceding currency business day.

If the calculation agent determines that the determination date with respect to any exchange rate is not a currency business day because of (a) an unscheduled holiday or (b) a market disruption event occurs or is continuing on that day, then in each case the determination date for such exchange rate will be the first following currency business day on which the calculation agent determines that no unscheduled holiday or market disruption event has occurred or is still continuing, as applicable. In no event, however, will the determination date for any of the exchange rates be later than the fifth settlement business day after the determination date as originally scheduled. If the determination date is postponed to the last possible day, but (a) that day is an unscheduled holiday or (b) on that day a market disruption event occurs or is continuing, that day will nevertheless be the determination date for such exchange rate. If the calculation agent determines that on the last possible determination date, as postponed with respect to any exchange rate, the final exchange rate is unavailable because of the occurrence of an unscheduled holiday or a market disruption event or for any other reason, the calculation agent will nevertheless determine on such determination day, as postponed, the final exchange rate for such currency based on its assessment, made in its sole discretion, in a commercially reasonable manner.

If the Exchange Rates for the Basket Currencies Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the exchange rates comprising the basket. Changes in the exchange rates may not result in a comparable change in the market value of your notes. In part, this is because of the weightings assigned to the exchange rates. We discuss some of the reasons for this disparity under “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Currencies or the Basket Currencies May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the basket currencies. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the basket currencies, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other currency-linked notes whose returns are linked to changes in one or more of the exchange rates. Any of these hedging activities may adversely affect one or more of the exchange rates and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the basket currencies or instruments whose returns are linked to any of the basket currencies for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect one or more of the exchange rates and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in one or more of the exchange rates. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

Our Business Activities May Create Conflicts of Interest between Your Interests in Your Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged and/or expect to engage in trading activities related to the basket currencies that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. Those trading activities, if they influence the exchange rates for the basket currencies, could be adverse to your interests as a beneficial owner of your notes.

Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to any of the basket currencies. Any of these activities by any of our affiliates may affect one or more of the exchange rates and, therefore, the market value of your notes and the payment amount on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Notes, When Your Notes Mature and the Payment Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level, which we will use to determine the payment amount you will receive on the stated maturity date, and whether to adjust the determination date because of a market disruption event, scheduled holiday or unscheduled holiday. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in Your Notes And Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Owning the Notes is Not the Same as Owning the Basket Currencies

The return on your notes will not reflect the return you would realize if you actually purchased any or all of the basket currencies and converted them into U.S. Dollars on the valuation date. Even if the basket currencies depreciate relative to the USD during the term of the notes, the market value of the notes may not increase by the same amount. It is also possible for the basket currencies to depreciate against the USD while the market value of the notes declines.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Tax Considerations

The notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

Interest: the notes will not bear interest

Specified currency:

•	U.S. Dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will not be the same as a trading day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, but prior to the settlement date, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket Currencies and Exchange Rates

In this prospectus supplement, when we refer to the basket currencies as of any time, we mean the Eurozone Euro (EUR), the British Pound (GBP), the Japanese Yen (JPY) and the Canadian Dollar (CAD). When we refer to the exchange rates as of any time, we mean the exchange rates for each of the basket currencies, expressed as the amount of USD per one unit of such basket currency (USD/EUR, USD/GBP, USD/JPY and USD/CAD).

Payment of Principal on Stated Maturity Date

On the stated maturity date, we will pay to the holder of the notes, an amount in cash equal to:

•	If the basket return is zero or negative, then the $1,000 face amount only.

•	If the basket return is positive, you will receive (i) the $1,000 face amount times (ii) the sum of (1)100% and (2) the product of the basket return times the participation rate.

Participation rate

The participation rate will be determined on the trade date and is expected to be between 1.5 and 2.5.

Basket return

The basket return is calculated by subtracting the final basket level from the initial basket level and dividing the result by the initial basket level, with the result expressed as a percentage.

Initial basket level

The initial basket level will be set at 100 on the trade date.

Basket weightings

The exchange rates are equally weighted, as shown in the table below:

Exchange Rate	Weighting in Basket
USD/EUR	25%
USD/GBP	25%
USD/JPY	25%
USD/CAD	25%

100.0%

Multipliers

The multiplier for each basket currency will equal the quotient of (1) the product of the initial basket level times the basket weighting for such basket currency divided by (2) the initial exchange rate for such basket currency. The multipliers are set forth in the table below (to be determined on the trade date):

Exchange Rate	Multiplier
USD/EUR
USD/GBP
USD/JPY
USD/CAD

Final basket level

The final basket level will equal the sum of the products of the final exchange rate for each basket currency times the multiplier for such basket currency.

The final basket level will be determined by the calculation agent on the determination date, subject to the circumstances described under “— Consequences of a Non-Currency Business Day” and “— Market Disruption Event” below.

Initial exchange rates

The initial exchange rates for each of the basket currencies will be expressed as the amount of USD per one unit of such basket currency. The initial exchange rates are set forth in the table below (to be determined on the trade date):

Exchange Rate	Initial Exchange Rate
USD/EUR
USD/GBP
USD/JPY
USD/CAD

Final exchange rates

With respect to each basket currency, the final exchange rate (expressed as the amount of USD per one unit of such basket currency) will be determined on the determination date by reference to the London mid-market rate published by WM Company and displayed on the relevant Reuters page at 4:00 p.m. London time for such basket currency (or any successor or replacement service or page), as determined by the calculation agent. The relevant Reuters pages for each basket currency are as follows:

Exchange Rate	Reuters Page
USD/EUR	WMRSPOT05
USD/GBP	WMRSPOT07
USD/JPY	WMRSPOT12
USD/CAD	WMRSPOT09

If the relevant Reuters page is not available on the determination date due to a market disruption event, a non-currency business day or any other reason, the final exchange rate for such basket currency will be determined as set forth under “— Consequences of a Non-Currency Business Day” below.

Stated maturity date

The stated maturity date will be determined on the trade date and is expected to be 24 months after the settlement date, unless that day is not a settlement business day. In no event will the stated maturity date be postponed by more than one settlement business day.

Determination date

With respect to any exchange rate, the determination date will be determined on the trade date and is expected to be ten currency business days prior to the originally scheduled stated maturity date, unless the calculation agent determines that an unscheduled holiday or a market disruption event has occurred or is continuing on that day or such day is not otherwise a currency business day (except because of a scheduled holiday) with respect to such exchange rate. In that event, the determination date for such exchange rate will be the first following currency business day on which the calculation agent determines that an unscheduled holiday or a market disruption event does not occur and is not continuing with respect to such exchange rate. In the event that the calculation agent determines that the determination date with respect to any exchange rate is not a currency business day because of a scheduled holiday, then the determination date for such exchange rate will be the currency business day immediately preceding the originally scheduled determination date.

In no event, however, will the determination date for any of the exchange rates be later than the fifth settlement business day after the determination date as originally scheduled.

If the determination date for any exchange rate is postponed to the last possible day, but an unscheduled holiday or a market disruption event occurs or is continuing on that day or such day is not otherwise a currency business day, that day will nevertheless be the determination date for such exchange rate.

Consequences of a Non-Currency Business Day

As indicated above, if an unscheduled holiday or a market disruption event occurs or is continuing with respect to any exchange rate on a day that would otherwise be the determination date for such exchange rate or such day is not a currency business day, then the determination date for such exchange rate will be postponed to the next currency business day or, if the originally scheduled determination date is not a currency business day because of a scheduled holiday, the immediately preceding currency business day on which an unscheduled holiday or a market disruption event does not occur and is not continuing with respect to such exchange rate. In no event, however, will the determination date for any of the exchange rates be later than the fifth settlement business day after the determination date as originally scheduled.

If the determination date for any exchange rate is postponed to the last possible day, but an unscheduled holiday or a market disruption event occurs or is continuing on that day or such day is not otherwise a currency business day, that day will nevertheless be the determination date for such exchange rate.

If the calculation agent determines that the final exchange rate for any basket currency that must be used to determine the payment amount is not available on the last possible determination date because of an unscheduled holiday, a continuing market disruption event, a non-currency business day or any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the final exchange rate of any such basket currency on that day in a commercially reasonable manner.

A market disruption event with respect to an exchange rate will not by itself constitute a market disruption event with respect to the other exchange rates.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest due on any interest payment date via wire transfer or by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the final basket level, the basket return, the final exchange rates, market disruption events, scheduled holidays, unscheduled holidays, stated maturity date, determination date, currency business days, settlement business days, the default amount and the payment amount on your notes to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Currency Business Day

When we refer to a currency business day with respect to your notes, we mean, for each relevant basket currency, a day on which the London mid-market rate is published by WM Company and displayed on the relevant Reuters page at 4:00 p.m., London time (or any successor or replacement service or page).

Settlement Business Day

When we refer to a settlement business day with respect to your notes, we mean any day that is not (a) a Saturday or Sunday or (b) a day on which commercial banks generally are authorized or obligated by law or executive order to close in the City of New York.

Unscheduled and Scheduled Holiday

Unscheduled holiday means, with respect to any of the exchange rates, a day on which the London mid-market rate, with respect to the final exchange rates, will not be published by WM Company and displayed on the relevant Reuters page at 4:00 p.m., London time (or any successor or replacement or similar services or page thereto as determined by the calculation agent in its sole discretion) and the market is made aware of such unscheduled holiday (by means of a public announcement or by reference to other publicly announced information) after 9:00 a.m. New York time on the date that is two currency business days prior to the determination date.

Scheduled holiday means, with respect to any of the exchange rates, a day on which the London mid-market rate, with respect to the final exchange rates, will not be published by WM Company and displayed on the relevant Reuters page at 4:00 p.m., London time (or any successor or replacement or similar services or page thereto as determined by the calculation agent in its sole discretion) and the market is made aware of such scheduled holiday (by means of a public announcement or by reference to other publicly announced information) at or before 9:00 a.m. New York time on the date that is two currency business days prior to the determination date.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Asia, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to each exchange rate, a market disruption event will occur when it becomes impossible to obtain the final exchange rates from WM Company and its corresponding Reuters page at 4:00 p.m., London time (or any successor or replacement service or page) or if the calculation agent determines that it is not reasonably possible to effect a market transaction at the published rate for such basket currency.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and/or other instruments linked to foreign currencies on or before the trade dates. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more foreign currencies. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to foreign currencies,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on foreign currencies designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•

may take short positions in the other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket currencies or other foreign currencies. We expect these steps to involve sales of instruments linked to the basket currencies and other foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of listed or over-the-counter options, futures or other instruments linked to any one or more of the basket currencies or other foreign currencies or other components of the U.S., European and Asian equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Basket Currencies Or The Basket Currencies May Impair The Value Of Your Notes” and “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in Your Notes And Us” above for a discussion of these adverse effects.

THE BASKET CURRENCIES

We have derived all information regarding each of the exchange rates contained in this prospectus supplement from publicly available information, without independent verification.

Historical Basket Return Example

We have assumed for the following historical basket return example that the final basket levels of the basket currencies determined on the determination date will be the same as they are on the stated maturity date. We have further assumed that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the example below. Some of these factors are explained in more detail in this prospectus supplement.

The following chart is based on the basket return for the period from January 2005 through October 2008 and does not take into account any taxes you may owe as a result of owning your notes; no one can predict what the final exchange rate of each of the basket currencies will be on the determination date. The basket return can appreciate or depreciate due to changes in the exchange rates of any of the underlying basket currencies relative to the USD.

For these reasons, the actual performance of the basket over the life of the offered notes, as well as the payment amount at maturity may bear little relation to the historical basket returns in the example shown below. The historical information about the basket during recent periods is set forth below.

The chart below assumes that there is no change in or affecting the exchange rates or the method by which the calculation agent calculates the basket returns and that no market or currency disruption events occur with respect to the underlying basket currencies on the determination date.

Historical Exchange Rates

The respective exchange rates have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in any of the exchange rates during any period shown below is not an indication that such exchange rates are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical exchange rates as an indication of future performance. We cannot give you any assurance that the future performance of the exchange rates will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates makes any representation to you as to the performance of the exchange rates. The actual performance of the exchange rates over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical exchange rates shown below.

The following tables set forth the published high, low and end of quarter daily exchange rates for each of the basket currencies for each calendar quarter from January 1, 2005 to October 8, 2008, as published by WM Company and displayed on the relevant Reuters pages for such periods. The exchange rates are expressed as the amount of U.S. dollars per applicable basket currency unit. As set forth in the following tables, an increase in an exchange rate for a given day indicates a strengthening of the relevant basket currency against the USD, while a decrease in an exchange rate indicates a relative weakening of that basket currency against the USD. We obtained the information in the tables below from WM Company, without independent verification. The historical exchange rates and historical exchange rate performance set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the basket return will be positive or that the payment amount at maturity will be greater than the face amount of your notes.

Quarterly High, Low and Period End Exchange Rates of USD versus EUR

	High	Low	Period End
2005
Quarter ended March 31	1.3461	1.27695	1.29965
Quarter ended June 30	1.31085	1.20375	1.21065
Quarter ended September 30	1.25475	1.19065	1.20565
Quarter ended December 31	1.21455	1.16625	1.17955
2006
Quarter ended March 31	1.22825	1.18575	1.21015
Quarter ended June 30	1.29415	1.20885	1.27865
Quarter ended September 30	1.29195	1.24925	1.26675
Quarter ended December 31	1.33355	1.24945	1.31865
2007
Quarter ended March 31	1.33675	1.28905	1.33115
Quarter ended June 30	1.36605	1.33045	1.35055
Quarter ended September 30	1.42215	1.34015	1.42215
Quarter ended December 31	1.48605	1.40645	1.46205
2008
Quarter ended March 31	1.58455	1.4479	1.58455
Quarter ended June 30	1.59785	1.53435	1.57555
Quarter ended September 30	1.59715	1.39225	1.40465
Quarter ending December 31 (through October 8, 2008)	1.4002	1.3499	1.36455

Quarterly High, Low and Period End Exchange Rates of USD versus GBP

	High	Low	Period End
2005
Quarter ended March 31	1.93105	1.85605	1.8896
Quarter ended June 30	1.91685	1.79245	1.79245
Quarter ended September 30	1.84345	1.7294	1.7691
Quarter ended December 31	1.7854	1.71145	1.71675
2006
Quarter ended March 31	1.7873	1.72595	1.73455
Quarter ended June 30	1.89055	1.737	1.84955
Quarter ended September 30	1.91085	1.81935	1.86795
Quarter ended December 31	1.9807	1.85535	1.95715
2007
Quarter ended March 31	1.98655	1.92555	1.96135
Quarter ended June 30	2.00635	1.96195	2.00635
Quarter ended September 30	2.0614	1.9813	2.03735
Quarter ended December 31	2.1082	1.9766	1.9906
2008
Quarter ended March 31	2.0309	1.9406	1.9875
Quarter ended June 30	1.9971	1.94165	1.99015
Quarter ended September 30	2.0069	1.7506	1.78245
Quarter ending December 31 (through October 8, 2008)	1.7749	1.7331	1.7331

Quarterly High, Low and Period End Exchange Rates of USD versus JPY

	High	Low	Period End
2005
Quarter ended March 31	0.009799	0.009303	0.009349
Quarter ended June 30	0.009589	0.009024	0.009024
Quarter ended September 30	0.009161	0.008799	0.008823
Quarter ended December 31	0.008813	0.008263	0.008472
2006
Quarter ended March 31	0.008762	0.008392	0.008475
Quarter ended June 30	0.009108	0.008431	0.008748
Quarter ended September 30	0.008772	0.00847	0.00847
Quarter ended December 31	0.008702	0.008343	0.008392
2007
Quarter ended March 31	0.008623	0.008203	0.008469
Quarter ended June 30	0.008489	0.008059	0.008097
Quarter ended September 30	0.008827	0.008112	0.008695
Quarter ended December 31	0.009259	0.008504	0.008951
2008
Quarter ended March 31	0.01032	0.009111	0.010047

	High	Low	Period End
Quarter ended June 30	0.009928	0.009234	0.009434
Quarter ended September 30	0.009582	0.009052	0.009419
Quarter ending December 31 (through October 8, 2008)	0.01	0.009448	0.01

Quarterly High, Low and Period End Exchange Rates of USD versus CAD

	High	Low	Period End
2005
Quarter ended March 31	0.8360	0.7971	0.8265
Quarter ended June 30	0.8233	0.7869	0.8165
Quarter ended September 30	0.8616	0.8024	0.8616
Quarter ended December 31	0.8687	0.8360	0.8561
2006
Quarter ended March 31	0.8835	0.8519	0.8572
Quarter ended June 30	0.9104	0.8526	0.8992
Quarter ended September 30	0.9046	0.8746	0.8963
Quarter ended December 31	0.8957	0.8593	0.8593
2007
Quarter ended March 31	0.8668	0.8432	0.8668
Quarter ended June 30	0.9461	0.8640	0.9401
Quarter ended September 30	1.0063	0.9294	1.0063
Quarter ended December 31	1.0916	0.9815	1.0132
2008
Quarter ended March 31	1.0270	0.9683	0.9746
Quarter ended June 30	1.0172	0.9695	0.9857
Quarter ended September 30	1.0018	0.9278	0.9406
Quarter ending December 31 (through October 8, 2008)	0.9414	0.8949	0.8949

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.

The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a regulated investment company;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the notes as a hedge or that is hedged against interest rate risks;

•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes should be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the notes will not be foreign currency denominated debt obligations because the “predominant” currency of the notes is the U.S. dollar. Accordingly, we will treat the notes as being denominated in U.S. dollars, and payments on the notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special U.S. federal income tax rules applicable to contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to     % per annum, compounded semi-annually, with a projected payment at maturity of $         based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
January , 200 through , 200	$	$
January , 200 through , 200	$	$
January , 200 through , 20	$	$

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange, or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the offered notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the offered notes, (b) none of the purchase, holding or disposition of the offered notes or the exercise of any rights related to the offered notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA, or with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover page of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $        . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on             , 2008, which is expected to be the fifth scheduled settlement business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the offered notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The offered notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the offered notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Summary Information	S-2
Q&A	S-4
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-15
Use of Proceeds and Hedging	S-21
The Basket Currencies	S-22
Supplemental Discussion of Federal Income Tax Consequences	S-26
Employee Retirement Income Security Act	S-29
Supplemental Plan of Distribution	S-30

Prospectus Supplement dated July 16, 2008

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-21
Supplemental Plan of Distribution	S-22
Validity of the Notes	S-24

Prospectus dated July 16, 2008

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc	89
Legal Ownership and Book-Entry Issuance	94
Considerations Relating to Securities Issued in Bearer Form	100
Considerations Relating to Indexed Securities	104
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	107
Considerations Relating to Capital Securities	110
United States Taxation	113
Plan of Distribution	136
Employee Retirement Income Security Act	139
Validity of the Securities	139
Experts	140
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995.	140

$

The Goldman Sachs Group, Inc.

Currency-Linked Notes due

(Linked to a Basket of Exchange Rates)

Medium-Term Notes, Series D

Goldman, Sachs & Co.